AMERICAN RETIREMENT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2006	December 31, 2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$48,198	$40,771
Restricted cash	21,576	18,554
Accounts receivable, net of allowance for doubtful accounts	28,943	24,480
Inventory	1,584	1,389
Prepaid expenses	2,859	3,346
Deferred income taxes	9,476	9,795
Other current assets	12,478	15,790
Total current assets	125,114	114,125
Restricted cash, excluding amounts classified as current	12,355	9,881
Land, buildings and equipment, net	599,653	551,298
Notes receivable	34,705	32,865
Deferred income taxes	46,141	45,234
Goodwill	36,463	36,463
Leasehold acquisition costs, net of accumulated amortization	21,353	21,938
Other assets	90,623	67,670
Total assets	$966,407	$879,474
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$8,244	$11,978
Current portion of capital lease and lease financing obligations	17,085	16,868
Accounts payable	7,855	4,902
Accrued payroll and benefits	12,222	12,599
Accrued property taxes	9,037	8,653
Other accrued expenses	12,529	12,428
Other current liabilities	9,283	9,072
Tenant deposits	5,055	4,563
Refundable portion of entrance fees	85,109	85,164
Deferred entrance fee income	37,201	38,407
Total current liabilities	203,620	204,634
Long-term debt, less current portion	125,916	134,605
Capital lease and lease financing obligations, less current portion	152,155	160,549
Deferred entrance fee income	127,223	122,417
Deferred gains on sale-leaseback transactions	83,424	89,012
Other long-term liabilities	26,910	24,186
Total liabilities	719,248	735,403
Minority interest	13,952	11,316
Commitments and contingencies (See notes)
Shareholders' equity:
Preferred stock, no par value; 5,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.01 par value; 200,000,000 shares authorized, 35,305,284 and 31,751,575 shares issued and outstanding, respectively	351	315
Additional paid-in capital	316,953	225,476
Accumulated deficit	(84,097)	(90,727)
Deferred compensation, restricted stock	—	(2,309)
Total shareholders' equity	233,207	132,755
Total liabilities and shareholders' equity	$966,407	$879,474

See accompanying notes to condensed consolidated financial statements.

AMERICAN RETIREMENT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except per share data)

	Six months ended June 30,
	2006	2005
Revenues:
Resident and health care	$263,013	$236,264
Management and development services	2,169	1,016
Reimbursed expenses	3,371	1,344
Total revenues	268,553	238,624
Costs and operating expenses:
Cost of community service revenue, exclusive of depreciation expense presented separately below	172,814	157,167
Lease expense	31,850	30,955
Depreciation and amortization, inclusive of general and administrative depreciation and amortization of $722 and $1,250, respectively	19,116	18,044
Amortization of leasehold acquisition costs	1,202	1,388
Loss on disposal or sale of assets	393	356
Reimbursed expenses	3,371	1,344
General and administrative	23,327	13,356
Total costs and operating expenses	252,073	222,610
Income from operations	16,480	16,014
Other income (expense):
Interest expense	(8,286)	(7,473)
Interest income	3,649	1,594
Other	(874)	144
Other expense, net	(5,511)	(5,735)
Income before income taxes and minority interest	10,969	10,279
Income tax expense (benefit)	4,404	(52,017)
Income before minority interest	6,565	62,296
Minority interest in losses (earnings) of consolidated subsidiaries, net of tax	65	(671)
Net income	$6,630	$61,625
Basic earnings per share	$0.19	$2.06
Dilutive earnings per share	$0.18	$1.96
Weighted average shares used for basic earnings per share data	34,839	29,976
Effect of dilutive common stock options and non-vested shares	1,056	1,540
Weighted average shares used for dilutive earnings per share data	35,895	31,516

See accompanying notes to condensed consolidated financial statements.

AMERICAN RETIREMENT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Six months ended June 30,
	2006	2005
Cash flows from operating activities:
Net income	$6,630	$61,625
Adjustments to reconcile net income to cash and cash equivalents provided by operating activities:
Tax benefit from release of tax valuation allowance	—	(55,697)
Depreciation and amortization	20,453	19,432
Loss on extinguishment of debt	—	794
Non-cash stock-based compensation expense	2,815	412
Tax benefit from exercise of stock options	—	558
Amortization of deferred financing costs	377	253
Amortization of prepaid insurance	2,232	1,929
Non-cash interest income	(104)	—
Amortization of deferred gain on sale-leaseback transactions	(5,929)	(5,911)
Loss on sale or disposal of assets	394	356
Losses (gains) from unconsolidated joint ventures	810	(160)
Deferred income taxes	3,764	(8,431)
Minority interest in losses of consolidated subsidiaries	65	671
Entrance fee items:
Amortization of deferred entrance fee income	(9,378)	(8,894)
Proceeds from entrance fee sales – deferred income	16,840	18,211
Changes in assets and liabilities, exclusive of acquisitions and sale-leaseback transactions:
Accounts receivable	(4,463)	72
Inventory	(195)	29
Prepaid expenses	(1,926)	(2,691)
Other assets	(936)	3,861
Accounts payable	2,953	(1,846)
Other accrued expenses and other current liabilities	(2,784)	4,000
Tenant deposits	492	(161)
Deferred lease liability	1,974	1,445
Other liabilities	382	755
Net cash and cash equivalents provided by operating activities	34,466	30,612
Cash flows from investing activities:
Additions to land, buildings and equipment	(37,855)	(13,583)
Acquisition of communities and property, net of cash acquired	(28,870)	(13,950)
Investment in joint ventures	(23,676)	—
Distributions received from joint ventures	649	—
Proceeds from the sale of assets	—	6,073
Investment in restricted cash	(9,404)	(8,327)
Proceeds from release of restricted cash	4,165	19,343
Net change in other restricted cash accounts	(257)	(236)
Issuance of notes receivable	(153)	(3,000)
Receipts from notes receivable	381	113
Contributions from minority interest holders	2,763	—
Other investing activities	(617)	466
Net cash and cash equivalents used by investing activities	(92,874)	(13,101)

AMERICAN RETIREMENT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Six months ended June 30,
	2006	2005
Cash flows from financing activities:
Proceeds from the issuance of long-term debt	16,207	—
Proceeds from the issuance of common stock, net of transaction expenses of $1,916 and $3,166, respectively	89,854	49,934
Proceeds from the issuance of stock pursuant to the associate stock purchase plan	561	1,035
Proceeds from the exercise of stock options, including related tax benefit	615	1,013
Proceeds from contingent earnouts	1,700	—
Tax benefit from exercise of stock options in excess of recognized compensation cost	642	—
Refundable entrance fee items:
Proceeds from entrance fee sales – refundable portion	5,041	8,878
Refunds of entrance fee terminations	(7,983)	(11,615)
Principal payments on long-term debt	(38,097)	(45,569)
Distributions to minority interest holders	(1,655)	(2,378)
Principal reductions in master trust liability	(481)	(553)
Expenditures for financing costs	(569)	(238)
Net cash and cash equivalents provided by financing activities	65,835	507
Net increase in cash and cash equivalents	$7,427	$18,018
Cash and cash equivalents at beginning of period	40,771	28,454
Cash and cash equivalents at end of period	$48,198	$46,472
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$3,285	$7,919
Income taxes paid	$344	$2,613

During the six months ended June 30, 2006, the Company acquired a retirement center for approximately $28.9 million of cash (including estimated closing costs of $0.3 million) plus the assumption of various liabilities. As a result of the transaction, assets and liabilities changed as follows:

	Six months ended June 30,
	2006	2005
Land, buildings and equipment acquired, net	$27,835	$—
Other assets	1,726	—
Current Liabilities	(691)	—
Cash paid for acquisition of community and property	$28,870	$—

During the six months ended June 30, 2005, the Company acquired an entrance-fee continuing care retirement community and a free-standing assisted living community for approximately $14.0 million of cash (including estimated closing costs of $0.6 million) plus the assumption of various liabilities, including existing entrance fee refund obligations. As a result of the transaction, assets and liabilities changed as follows:

AMERICAN RETIREMENT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Six months ended June 30,
	2006	2005
Land, buildings and equipment acquired, net	$—	$26,139
Deferred entrance fee income	—	(9,779)
Refundable portion of entrance fees	—	(631)
Other	—	(1,779)
Cash paid for acquisition of community and property	$—	$13,950

Supplemental disclosure of non-cash transactions:

During the six months ended June 30, 2005, the Company completed a transaction with a real estate investment trust (‘‘REIT’’) pursuant to which the Company received $9.5 million in proceeds under its existing leases on two of its retirement center communities. This investment by the REIT is recorded by the Company as a refinancing of a previous $8.7 million note payable. In connection with this refinancing, the Company incurred a loss on debt extinguishment which is included as a non-cash charge in the Company's condensed consolidated statements of cash flows for the six months ended June 30, 2005.

AMERICAN RETIREMENT CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of American Retirement Corporation (the ‘‘Company’’) as of June 30, 2006 and for the six-month periods ended June 30, 2006 and 2005, have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals and other adjustments) considered necessary for fair presentation have been included. In addition, certain prior period amounts have been reclassified to conform to current period presentation. Operating results for the six months ended June 30, 2006 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2006.

The preparation of the condensed consolidated financial statements requires management to make estimates and assumptions relating to the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

As discussed in Note 4, the Company adopted Statement of Financial Accounting Standards (‘‘SFAS’’) No. 123(R), Share-Based Payment, effective January 1, 2006. The Company adopted the modified prospective transition method provided under SFAS No. 123(R) and consequently has not adjusted results for prior periods presented.

2.	Principles of Consolidation

The accompanying condensed consolidated financial statements include the financial statements of American Retirement Corporation and its wholly owned and majority owned subsidiaries (each of which is a separate and distinct legal entity), that manage own and operate senior living communities. The accounts of limited liability companies, joint ventures and partnerships are consolidated when the Company maintains effective control over such entities' assets and operations, notwithstanding, in some cases, a lack of majority ownership. Under current authoritative literature, the Company consolidates the communities it manages for others if the Company has the unilateral ability to conduct the ordinary course of business of the managed communities and is the primary beneficiary of the managed entities’ operations. As a result, the Company consolidates the operating results of one managed community and a community currently under development pursuant to the requirements of FIN No. 46(R) Consolidation of Variable Interest Entities. All significant intercompany balances and transactions have been eliminated in consolidation.

3.	Agreement and Plan of Merger with Brookdale Senior Living Inc.

On May 12, 2006, the Company entered into a definitive Agreement and Plan of Merger (the ‘‘Merger Agreement’’) with Brookdale Senior Living Inc. (‘‘Brookdale’’) and Beta Merger Sub Corporation (‘‘Merger Sub’’), a wholly owned subsidiary of Brookdale, pursuant to which Merger Sub will merge with and into the Company (the ‘‘Merger’’), with the Company surviving as a wholly owned subsidiary of Brookdale.

Pursuant to the terms of the Merger Agreement and subject to the conditions thereof, at the effective time of the Merger, each outstanding share of the Company’s common stock, together with the rights issued pursuant to the Rights Agreement, dated as of November 18, 1998, between the Company and American Stock Transfer and Trust Company (the ‘‘Rights Agreement’’), will be converted into the right to receive $33.00 in cash without interest. All Company stock options outstanding immediately prior to the effective time of the Merger, whether vested or unvested, shall be canceled and converted into the right to receive a lump sum payment in cash equal to the product of (i) the excess, if any, of $33.00 over the per share exercise price of such Company stock option and (ii) the number of shares of Company common stock for which such Company stock option has not been previously exercised.

The Company has made customary representations and warranties in the Merger Agreement, all of which expire at the closing of the Merger. The Company has also made customary covenants in the Merger Agreement, including, among others, covenants (i) to conduct its business in the ordinary course consistent with past practice during the period between the execution of the Merger Agreement and consummation of the Merger, (ii) not to solicit proposals relating to alternative business combination transactions, (iii) subject to certain exceptions, not to enter into discussions concerning, or provide information in connection with, alternative business combination transactions, (iv) subject to certain exceptions, to convene a meeting of its shareholders solely for the purpose of obtaining shareholder approval of the Merger, and (v) subject to certain exceptions, for the board of directors of the Company to recommend approval of the Merger by the Company’s shareholders.

Brookdale has delivered to the Company an investment agreement between Brookdale and RIC Coinvestment Fund LP (‘‘RIC’’), an affiliate of Brookdale’s largest shareholder, Fortress Investment Group LLC, pursuant to which RIC has committed to provide equity financing to Brookdale in the aggregate amount of $1.3 billion (the ‘‘Financing Commitment’’). In addition, Brookdale has represented in the Merger Agreement that it will comply with all of the terms and provisions of the Financing Commitment.

The Merger Agreement may be terminated by either party if the Merger is not consummated within nine months of the date of the Merger Agreement or if the approval of the Merger by the Company’s shareholders is not obtained. In addition, Brookdale may terminate the Merger Agreement if the Company breaches its obligations under the Merger Agreement or if the Company’s board of directors changes its recommendation that the shareholders of the Company approve the Merger. The Company may terminate the Merger Agreement if Brookdale breaches its obligations under the Merger Agreement or in order to enter into an agreement with respect to a Superior Proposal (as defined in the Merger Agreement).

In the event the Company terminates the Merger Agreement and consummates, or enters into a definitive agreement to consummate, a Superior Proposal, it must pay to Brookdale a termination fee in the amount of $45.0 million. In the event either party terminates the Merger Agreement due to a failure to obtain approval of the Merger by the Company’s shareholders, the Company must reimburse Brookdale for all reasonable out of pocket expenses incurred in connection with the Merger up to $5.0 million. The consummation of the Merger is subject to the approval of the Company’s shareholders, receipt of necessary approvals under United States antitrust laws and other customary closing conditions. On June 26, 2006, the anti-trust waiting period under the Hart-Scott-Rodino Improvements Act for the proposed Merger expired at 11:59 p.m. Eastern time.

4.	Share-Based Payment

On May 17, 2006, the Company's shareholders approved the American Retirement Corporation 2006 Stock Incentive Plan (the ‘‘2006 Plan’’). The 2006 Plan replaces the Company's 1997 Stock Incentive Plan, as amended (the ‘‘1997 Plan’’), under which plan the Board will not issue further grants. Subject to adjustment as provided by the terms of the 2006 Plan, the maximum number of shares of common stock with respect to which awards may be granted under the plan is 4,000,000 (which includes 1,019,857 shares under the 1997 Plan that were previously authorized but not granted).

The Stock Incentive Plan allows for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code as well as stock options which do not so qualify, stock appreciation rights, restricted stock, performance units and performance shares, phantom stock awards and share awards. Persons eligible to receive grants under the 2006 Plan include, among others, the Company’s non-employee directors, employees, officers, and consultants. As of June 30, 2006, there have been no awards granted under the Stock Incentive Plan. All stock options granted under the 1997 Plan generally expire ten years from the date of grant and vest ratably over a three-year period. The exercise price of options granted to employees under the 1997 Plan was equal to the fair value of the Company’s common stock on the option grant date.

On January 1, 2006, the Company adopted the provisions of SFAS No. 123(R), which requires the measurement and recognition of all share-based compensation under the fair value method. The Company implemented SFAS No. 123(R) using the modified prospective transition method. Accordingly, for the six months ended June 30, 2006, the Company recognized share-based compensation for all current award grants and for the unvested portion of previous award grants based on their respective grant date fair values. Prior to 2006, the Company accounted for share-based awards under Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, including FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25. Under this accounting model, compensation expense was generally recorded if the market price of the underlying stock exceeded the exercise price on the date of grant. As required under the modified prospective adoption methodology, the Company has not adjusted prior period financial statements to reflect fair value share-based compensation expense under SFAS No. 123(R).

As permissible under SFAS No. 123(R), the Company changed its method of expense attribution for fair value share-based compensation from the accelerated approach to the straight-line approach for all new stock option awards granted. The Company considers the straight-line method a more meaningful measure of costs incurred as options are generally granted with vesting provisions that are subject only to time-based vesting requirements. At January 1, 2006 and June 30, 2006, there was no unrecognized compensation for share-based awards granted prior to the adoption of SFAS No. 123(R) that will be required to be recognized under the accelerated method.

The Company uses historical data and projections to estimate expected employee behaviors related to option exercises and forfeitures. SFAS No. 123(R) requires that forfeitures be included as part of the grant date estimate. The cumulative effect of forfeitures related to previous SFAS No. 123 pro forma expense was not material. Prior to adopting SFAS No. 123(R), the Company reduced share-based compensation expense when forfeitures occurred.

The Company estimates the fair value of each stock option award on the grant date using the Black-Scholes-Merton valuation model incorporating the assumptions noted in the following table. Option valuation models require the input of highly subjective assumptions, and changes in assumptions used can materially affect the fair value estimate. Expected volatility and dividends are based on implied and historical factors related to the Company’s common stock. Expected term represents the estimated weighted-average time between grant and employee exercise. Risk-free rate is based on U.S. Treasury rates appropriate for the expected term. The following table reflects proforma information for the period ended June 30, 2005 had the Company applied the fair-value provisions of SFAS 123.

	Six Months Ended June 30,
	2006	2005 (proforma)
Option valuation assumptions:
Dividend yield	—	—
Expected volatility	55.2%	66.7
Weighted-average risk-free interest rate	4.7%	2.3
Weighted-average expected term of options granted	4.8 years	3.0 years
Weighted-average grant date fair value per share-options granted	$15.02	$6.39
Total intrinsic value(1) of options exercised during the period (in millions)	$2.3	$3.1

(1)	Calculated using the average closing price of the Company’s common stock during the respective periods.

Stock Options

A summary of the Company’s stock option information at December 31, 2005 and activity as of and for the six months ended June 30, 2006 is presented below (shares in thousands) (weighted average remaining contractual term in years):

Options	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value (in millions)	Weighted Average Grant-Date Fair Value	Weighted Average Remaining Contractual Term
Outstanding at December 31, 2005	1,937	$4.43	$36.2		6.84
Granted	95	26.23	0.5	$15.02
Exercised	(96)	6.32	2.3	2.61
Forfeited	(51)	13.73	1.0	16.38
Outstanding at June 30, 2006	1,885	7.22	48.2		6.40
Exercisable at June 30, 2006	1,297	4.97	36.1

Restricted Stock

On September 22, 2005, the Company granted certain members of management a total of 277,000 shares of performance-based non-vested stock. Under the terms of the agreements, one-third of shares (‘‘Tranche I’’) underlying the grant vested on March 31, 2006, and the remainder vests in two equal installments on March 31, 2007 and March 31, 2008, subject to continued employment and the Company’s achievement of certain performance targets. The Tranche I shares were subject to ‘‘variable’’ accounting rules under APB No. 25. As a result, compensation expense related to Tranche I was recognized as the shares vested and varied with changes in the Company’s stock price prior to the January 1, 2006 adoption of SFAS No. 123(R). In accordance with the provisions of SFAS No. 123(R), the Company expensed the remainder of the Tranche I unvested shares over the vesting term based on the $18.23 grant-date fair value beginning January 1, 2006 until its March 31, 2006 settlement. The remainder will be expensed based on their respective grant date fair values.

On July 19, 2004, the Company granted certain members of management a total of 440,000 shares of restricted stock. The common stock underlying this grant had a $5.95 market value at the date of grant and, per the terms of the agreements, vests ratably over a period of three years from the grant date, subject only to continued employment. Compensation expense related to the 2004 grant was considered ‘‘fixed’’ under the provisions of APB No. 25 and is treated is generally treated in a similar manner under SFAS No. 123(R). Aggregate pre-tax compensation expense for the six months ended June 30, 2006 related to the September 22, 2005 and July 19, 2004 restricted stock grants was $2.0 million. See Note 13.

The following table compares the net income for the six months ended June 30, 2006 reflecting SFAS No. 123(R) share-based compensation of $2.8 million reported in the current period (see Note 13) compared to the six months ended June 30, 2005 pro forma SFAS No. 123 fair value compensation of $0.3 million, net of tax, consisting of restricted stock amortization (in thousands, except per share amounts).

	Six Months Ended June 30,
	2006	2005
Reported net income	$6,630	$61,625
Additional pro forma stock-based compensation, net of tax	—	(322)
Comparative net income	$6,630	$61,303
Basic earnings per share as reported	$0.19	$2.06
Basic earnings per share (prior year pro forma)	0.19	1.96
Diluted earnings per share as reported	0.18	2.05
Diluted earnings per share (prior year pro forma)	0.18	1.95

Prior to the adoption of SFAS No. 123R, the Company presented all tax benefits resulting from the exercise of stock options as operating cash inflows in the condensed consolidated statements of cash flows, in accordance with the provisions of the Emerging Issues Task Force (‘‘EITF’’) Issue No. 00-15, Classification in the Statement of Cash Flows of the Income Tax Benefit Received by a Company upon Exercise of a Nonqualified Employee Stock Option. SFAS No. 123(R) requires the benefit of tax deductions in excess of the compensation cost recognized for those options to be classified as financing cash inflows rather than operating cash inflows, on a prospective basis. This amount is shown as ‘‘tax benefit from exercise of stock options in excess of recognized compensation cost’’ on the unaudited condensed consolidated statement of cash flows. This requirement reduced net operating cash flows and increased financing cash flows by $0.4 million for the six months ended June 30, 2006. Had SFAS No. 123(R) been adopted on January 1, 2005, net operating cash flows would have been reduced by $0.6 million and net financing cash flows would have increased by $0.6 million for the six months ended June 30, 2005. Prior period results have not been restated to conform to current period presentation.

In accordance with APB No. 25, the Company presented the unamortized expense associated with the restricted stock grants as an offsetting amount to additional paid in capital. This ‘‘gross up’’ presentation is prohibited under SFAS No. 123(R) since the full fair value of share-based payments is not recognized until the associated instrument vests. As a result, the Company discontinued this method of accounting and reclassified the unamortized expense into additional paid-in capital on January 1, 2006. This reclassification had no impact to the Company’s financial position, results of operations or cash flows.

5.	Completion of Public Equity Offering

On January 24, 2006, the Company completed a public offering of 3,450,000 shares of its common stock, including the underwriter’s over-allotment of 450,000 shares. The shares were priced at $26.60. The net proceeds of the offering, after deducting underwriting discounts and commissions and estimated expenses, were approximately $89.8 million. A portion of the proceeds of this offering were primarily used to repay higher cost debt and fund certain acquisitions during the period ended June 30, 2006. The Company expects to use the remainder of the proceeds to fund acquisitions and expansion and development activity, and for general corporate purposes. See Note 9.

6.	Segment Information

The Company operates principally in three business segments: (1) retirement centers, (2) free-standing assisted living communities, and (3) management services. The Company currently operates 38 retirement centers, which provide a continuum of care services such as independent living, assisted living and skilled nursing care. Of the 38 retirement centers, the Company owns 13 (including five partially-owned through nonconsolidated joint ventures), operates four pursuant to leases classified as lease financing obligations (which include purchase options), operates 20 pursuant to operating leases and consolidates one variable interest entity, a retirement center that the Company manages (Freedom Square). The Company operates eight retirement centers for which the Company receives an upfront fee and provides housing and health care services under various types of entrance fee agreements with residents.

The Company currently operates 41 free-standing assisted living communities. Free-standing assisted living communities are generally comprised of stand-alone assisted living communities that are not located on a retirement center campus, most of which also provide some specialized care such as Alzheimer’s and memory enhancement programs. Free-standing assisted living communities are generally much smaller than retirement centers. Of the 41 free-standing assisted living communities operated by the Company, 20 are owned (including nine partially-owned through nonconsolidated joint ventures), five are operated pursuant to leases classified as lease financing obligations, and 16 are operated pursuant to operating leases.

The management services segment includes fees from management agreements for communities owned by others and fees for management agreements for communities the Company partially owns through nonconsolidated joint ventures. This segment also includes fees for other services including development services and reimbursed expense revenues together with associated expenses. The management services segment does not include any managed communities that the Company consolidates, either through majority interest or a controlling financial interest. The Company currently provides services under five management agreements for retirement centers with third parties. Of these managed communities, two are cooperatives that are owned by their residents, and three are owned by not-for-profit sponsors.

As noted above, the Company manages nine free-standing assisted living communities and five retirement centers in which it has a non-controlling minority ownership interest. Eight of the free-standing assisted living communities were acquired during November 2005 from the Epoch Senior Living group. Four of the retirement centers were acquired in February 2006 from Cypress Senior Living, Inc and one was acquired in June 2006 from Westport Holdings Bradenton, LP. See Note 8.

The Company manages and evaluates the performance of its business segments principally based upon segment operating contributions, which the Company defines as revenue from the segment less operating expenses associated with the segment. The following is a summary of total revenues and operating contributions by segment for the six months ended June 30, 2006 and 2005, and total assets by segment at June 30, 2006 and December 31, 2005 (in thousands).(1)(2)(3)

	Six Months Ended June 30,
	2006	2005
Revenues
Retirement centers	$203,021	$184,390
Free-standing assisted living communities	59,992	51,874
Management services (2)	5,540	2,360
Total revenues	$268,553	$238,624
Retirement centers
Resident and health care revenues	$203,021	$184,390
Cost of community service revenue	133,810	121,872
Segment operating contribution (3)	69,211	62,518
Free-standing assisted living communities
Resident and health care revenues	59,992	51,874
Cost of community service revenue	39,004	35,295
Segment operating contribution (3)	20,988	16,579
Management services operating contribution	2,169	1,016
Lease expense	31,850	30,955
Depreciation and amortization (including general and administrative depreciation and amortization of $722 and $1,250, respectively)	20,318	19,432
Loss on disposal or sale of assets	393	356
General and administrative expense	23,327	13,356
Income from operations	$16,480	$16,014
	June 30, 2006	December 31, 2005
Total Assets
Retirement centers	$553,696	$521,581
Free-standing assisted living communities	196,685	188,548
Management services	216,026	169,345
Total	$966,407	$879,474

(1)	Segment financial and operating data does not include any inter-segment transactions or allocated costs.

(2)	Management Services represent the Company’s management fee revenue and reimbursed expense revenue.

(3)	Segment operating contribution is defined as segment revenues less segment operating expenses.

7.	Earnings per Share

Basic and diluted earnings per share for the six months ended June 30, 2006 have been computed on the basis of the weighted average number of shares outstanding. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. During the six months ended June 30, 2006 and 2005, there were approximately 1.9 and 2.1 million options to purchase shares of common stock outstanding which had an exercise price below the average market price of the common shares for the corresponding periods, respectively.

A computation of diluted earnings per share is as follows (in thousands):

	June 30,
	Six Months Ended
	2006	2005
Net income	$6,630	$61,625
Weighted average shares used for basic earnings per share data	34,839	29,976
Effect of dilutive common securities:
Employee stock options and non-vested stock	1,056	1,540
Weighted average shares used for diluted earnings per share data	35,895	31,516
Basic earnings per share	$0.19	$2.06
Effect of dilutive securities	(0.01)	(0.10)
Diluted earnings per share	$0.18	$1.96

During the six months ended June 30, 2006 and 2005, approximately 0.0 and 0.2 million options, respectively were excluded from diluted earnings per share because the options’ exercise price was greater than the average market price of the common shares and, therefore, the effect would be anti-dilutive.

8.	Investments in Joint Ventures

On February 28, 2006, two newly-formed joint ventures in which the Company has a 20% interest completed the acquisition of four senior living communities from affiliates of Cypress Senior Living, Inc. for an aggregate purchase price of $146.3 million. The communities are located in Arlington, Dallas and Ft. Worth, Texas and Leawood, Kansas.

The two joint venture entities are owned 20% by the Company and 80% by affiliates of CNL Capital Investments Corp. Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., provided the joint ventures with approximately $95.5 million of first mortgage financing for the acquisition, which is evidenced by two credit and security agreements. The Company has also guaranteed debt service payments under first mortgage financing in the event of certain defaults or nonperformance by the counterparty. The debt has a three-year term with two twelve-month extension options and requires the payment of interest only at a floating rate based upon one month LIBOR plus 2.10%. The remainder of the purchase price was funded by proportional capital contributions by the joint venturers. At closing, the Company also entered into long-term management agreements for the communities. The management fees will be included in the company’s management services segment.

Although the Company holds a significant variable interest in the joint ventures, it is not considered the primary beneficiary of these entities as defined by FIN No. 46(R). As a result, the Company accounts for its investment under the equity method of accounting. The Company believes its maximum exposure to loss as a result of its involvement with these variable interest entities is approximately $10.8 million at June 30, 2006, which represents its initial contribution into the joint ventures.

On June 16, 2006, the Company completed the acquisition, through a newly-formed joint venture, of Freedom Village of Bradenton, an entry fee continuing care retirement community located in Bradenton, Florida, for an aggregate purchase price of $95 million plus the assumption of certain resident refund liabilities that are generally paid out of resale of the entry-fee units. The community consists of 494 independent living retirement apartments, a 120-bed skilled nursing facility and a 128-bed assisted living facility.

The Company consummated the acquisition through a joint venture owned 20% by ARC and 80% by investors in a senior housing strategy fund managed by Prudential Real Estate Investors (PREI(R)), the real estate investment management business of Prudential Financial, Inc. Capmark Bank provided approximately $62 million of senior mortgage debt financing for the transaction. The remainder of the purchase price was funded by proportional capital contributions from the members of the joint venture entity. The Company will manage the independent living component of the community pursuant to a long-term management agreement and will lease the health center (assisted living and skilled nursing components) from the joint venture.

9.	Long-term Debt and Other Transactions

A summary of long-term debt is as follows (in thousands):

	June 30, 2006	December 31, 2005
Various mortgage notes, interest at variable and fixed rates, generally payable monthly with any unpaid principal and interest due between 2006 and 2037. Interest rates at June 30, 2006 range from 6.5% to 9.5%. The loans are secured by certain land, buildings and equipment.	$79,596	$109,090
Various construction loans, interest generally payable monthly with unpaid principal due between 2006 and 2010. Variable interest rates at June 30, 2006 range from 7.0% to 9.0%. The loans are secured by certain real property.	34,598	17,392
Various other long-term debt, generally payable monthly with any unpaid principal and interest due between 2006 and 2018. Variable and fixed interest rates at June 30, 2006 range from 4.7% to 9.0%. The loans are secured by certain land, buildings and equipment.	19,966	20,101
Subtotal debt	134,160	146,583
Capital lease and lease financing obligations with principal and interest payable monthly bearing interest at fixed rates ranging from 0.4% to 10.9%, with final payments due between 2006 and 2017. The obligations are secured by certain land, buildings and equipment.	169,240	177,417
Total debt, including capital lease and lease financing obligations.	303,400	324,000
Less current portion of debt	8,244	11,978
Less current portion of capital lease and lease financing obligations	17,085	16,868
Long-term debt, excluding current portion	$278,071	$295,154

At June 30, 2006, the aggregate scheduled maturities of long-term debt were as follows (in thousands):

	Long-term Debt	Capital Lease and Lease Financing Obligations	Total Debt at June 30, 2006
For the twelve months ending June 30, 2007	$8,244	$17,085	$25,329
For the twelve months ending June 30, 2008	13,390	17,793	31,183
For the twelve months ending June 30, 2009	22,101	18,539	40,640
For the twelve months ending June 30, 2010	15,591	19,359	34,950
For the twelve months ending June 30, 2011	48,013	20,302	68,315
Thereafter	26,821	76,162	102,983
	$134,160	$169,240	$303,400

In addition, the Company has $15.3 million of standby letters of credit issued under a letter of credit facility from a commercial bank, which is collateralized by a mortgage on three free-standing assisted living communities. As of June 30, 2006, no amounts have been drawn on these letters of credit.

Financing Activity

On January 26, 2006, the Company repaid an $8.9 million loan to a commercial bank bearing interest at a variable rate (7.33% at December 31, 2005), due April 1, 2006 and a $4.5 million mortgage loan bearing interest at a floating rate (6.81% at December 31, 2005), due January 1, 2007. These mortgage loans were secured by first mortgages in substantially all the property and equipment of two free-standing assisted living communities. On February 14, 2006, the Company paid off a $15.2 million mortgage loan bearing interest at 9.25%, due September 16, 2016. The loan was secured by a first mortgage in substantially all the property and equipment of a retirement center. The Company used a portion of the proceeds of the January 24, 2006 public equity offering to retire these obligations.

Other Acquisitions

On April 1, 2006, the Company completed the acquisition of two retirement centers with a total of 204 units located in Shawnee, Kansas. The Company funded the aggregate cash purchase price of $29.5 million with cash from the proceeds of the January 24, 2006 public equity offering.

10.	Operating Leases

As of June 30, 2006, the Company operated 45 of its senior living communities under long-term leases (36 operating leases and nine capital lease or lease financing obligations). Of the 36 operating lease communities, 27 are operated under four master lease agreements, with the remaining communities leased under individual lease agreements. The Company also leases its corporate offices and is obligated under several ground leases for senior living communities. The base lease terms vary from three to 19 years. Many of the leases provide for renewal, extension and purchase options. Many of the leases also provide for graduated lease payments, either based upon fixed rate increases or a specified formula. In addition, several leases have provisions for contingent lease payments based on revenue, occupancy levels or other measures. Contingent rent that depends on factors directly related to the future use of leased property is accrued when it is deemed probable such amounts will be due. In addition, a majority of the Company’s lease agreements impose certain restrictions or require pre-approval for certain changes such as expansions or significant modifications to the leased property.

Net lease expense for the six months ended June 30, 2006 was $31.8 million, which includes lease payments of $35.7 million, plus accruals for future lease escalators (straight-line lease expense) of $2.0 million, net of deferred gain amortization from prior sale-leasebacks of $5.9 million.

Net lease expense for the six months ended June 30, 2005 was $31.0 million, which includes lease payments of $34.0 million, plus accruals for future lease escalators of $2.9 million, net of the amortization of the deferred gain from prior sale-leasebacks of $5.9 million.

Future minimum lease payments at June 30, 2006 are as follows (in thousands):

Twelve months ending June 30, 2007	$75,279
Twelve months ending June 30, 2008	75,256
Twelve months ending June 30, 2009	75,324
Twelve months ending June 30, 2010	76,436
Twelve months ending June 30, 2011	77,019
Thereafter	343,490
$722,804

The following table provides a summary of operating lease obligations at June 30, 2006 by lessor:

	Future Minimum Lease Payments
	Twelve Months Ending June 30, 2007	Remaining Lease Term
Master lease agreements for twelve communities. Initial terms ranging from 10 to 15 years, with renewal options for two additional ten year terms.	$29,847	$242,393
Operating lease agreements for three communities with an initial term of 15 years and renewal options for two additional five year terms or two additional ten year terms.	9,394	123,829
Master lease agreement for nine communities. Initial 12 year term, with renewal options for two additional five year terms.	11,149	81,126
Operating lease agreement for a community which has a 23 year term, with a seven year renewal option. The Company also has an option to purchase the community at the expiration of the lease term at fair market value.	4,343	43,597
Operating lease agreement for a community with an initial term of 15 years with two five year renewal options and a right of first refusal to repurchase the community. The Company previously recorded a deferred gain of $11.7 million on the sale, which is being amortized over the base term of the lease.	3,893	38,399
Master lease agreement for six communities with an initial ten year term, with renewal options for four additional ten year terms.	6,215	33,434
Other lease agreements for four communities, as well as leases for the home office. Initial terms ranging from eight to 17 years, with various renewal options.	10,438	84,747
Total operating lease obligations	$75,279	$647,525

11.	Commitments and Contingencies

The Company is subject to various legal proceedings and claims that arise in the ordinary course of its business. In the opinion of management, the ultimate liability with respect to those proceedings and claims will not materially affect the financial position, operations, or liquidity of the Company. The Company maintains commercial insurance on a claims-made basis for medical malpractice and professional liabilities.

Insurance

The delivery of personal and health care services entails an inherent risk of liability. Participants in the senior living and health care services industry have become subject to an increasing number of lawsuits alleging negligence or related legal theories, many of which involve large claims and result in the incurrence of significant exposure and defense costs. The Company currently maintains general and professional medical malpractice insurance policies for the Company's owned, leased and certain of its managed communities under a master insurance program. Premiums and deductibles for this insurance coverage have risen dramatically in recent years. In response to these conditions, the Company has significantly increased the staff and resources involved in quality assurance, compliance and risk management during the past several years, and has also modified its insurance programs.

Beginning January 2006, the Company formed a wholly-owned ‘‘captive’’ insurance company for the purpose of insuring certain portions of its risk retention under its general and professional liability insurance programs. The captive insurance company is subject to applicable reserve requirements and regulations. The Company currently maintains single incident and aggregate liability protection in the amount of $25.0 million for general liability and $15.0 million for professional liability, with self-insured retentions of $1.0 million and $5.0 million, respectively.

The Company operates under a self-insured workers’ compensation program, with excess loss coverage provided by third party carriers. As of June 30, 2006, the Company’s coverage for workers’ compensation and related programs, excluding Texas, included excess loss in an aggregate amount of $6.3 million, with a deductible amount of $350,000 per claim prior to January 1, 2006 and $500,000 thereafter. For work-related injuries in Texas, the Company is a non-subscriber under Texas state law, meaning that work-related losses are covered under a defined benefit program outside of the Texas Workers' Compensation system. The Company carries excess loss coverage of $1.0 million per individual, with a deductible of $250,000 per individual under its non-subscriber program.

The Company maintains a self-insurance program for employee medical coverage, with stop-loss insurance coverage of amounts in excess of $250,000 per associate prior to January 1, 2006 and $275,000 thereafter. Estimated costs related to this self-insurance program are accrued based on known claims and projected settlements of unasserted claims incurred but not yet reported to the Company. Subsequent changes in actual experience (including claim costs, claim frequency, and other factors) could result in additional costs to the Company.

During the six months ended June 30, 2006 and 2005, the Company expensed $9.7 million and $8.5 million, respectively, related to premiums, claims and costs for general liability and professional medical malpractice, workers’ compensation, and employee medical insurance related to multiple insurance years.

Management Agreements

The Company’s management agreements are generally for terms of three to 20 years, but certain of the agreements may be canceled by the owner of the community, without cause, on three to six months’ notice. Certain of these management agreements provide the Company with long-term renewal options. Pursuant to the management agreements, the Company is generally responsible for providing management personnel, marketing, nursing, resident care and dietary services, accounting and data processing services, and other services for these communities at the owner’s expense and receives a monthly fee for its services based on either a contractually fixed amount, a percentage of revenues or income, or cash flows in excess of operating expenses and certain cash flows of the community. The Company’s existing management agreements expire at various times through December 2021.

In connection with these management agreements, the Company has guaranteed mortgage debt of $8.2 million related to a joint venture which the Company manages.

Regulatory Requirements

Federal and state governments regulate various aspects of the Company's business. The development and operation of health care facilities and the provision of health care services are subject to federal, state, and local licensure, certification, and inspection laws that regulate, among other matters, the number of licensed beds, the provision of services, the distribution of pharmaceuticals, billing practices and policies, equipment, staffing (including professional licensing), operating policies and procedures, fire prevention measures, environmental matters, and compliance with building and safety codes. Failure to comply with these laws and regulations could result in the denial of reimbursement, the imposition of fines, temporary suspension of admission of new patients, suspension or decertification from the Medicare programs, restrictions on the ability to acquire new communities or expand existing communities, and, in extreme cases, the revocation of a community's license or closure of a community. Management believes the Company was in compliance with such federal and state regulations at June 30, 2006.

Other

A portion of the Company’s skilled nursing revenues and the majority of the Company’s therapy services revenues are attributable to reimbursements under Medicare. Certain per person annual limits on therapy services, which were temporarily effective beginning in September 2003 before being deferred, became effective again as of January 2006. Administrative procedures regarding automatic exceptions to these limits and approval processes for other exceptions by individual have been implemented by Medicare representatives. While the Company expects that these limits will reduce its therapy revenues from certain residents, it does not expect them to have a significant impact on its overall business. There continue to be various federal and state legislative and regulatory proposals to implement cost containment measures that would limit payments to healthcare providers in the future. Changes in the reimbursement policies of the Medicare program could have an adverse effect on the Company’s results of operations and cash flow.

12.	Recent Accounting Pronouncements

In June 2005, the EITF reached consensus in EITF 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights, to provide guidance on how general partners in a limited partnership should determine whether they control a limited partnership and therefore should consolidate it. The EITF provides that the presumption of general partner control would be overcome only when the limited partners have either of two types of rights. The first type, referred to as kick-out rights, is the right to dissolve or liquidate the partnership or otherwise remove the general partner without cause. The second type, referred to as participating rights, is the right to effectively participate in significant decisions made in the ordinary course of the partnership’s business. The kick-out rights and the participating rights must be substantive in order to overcome the presumption of general partner control. The consensus is effective for general partners of all new limited partnerships formed and for existing limited partnerships for which the partnership agreements are modified subsequent to the date of FASB ratification (June 29, 2005). For existing limited partnerships that have not been modified, the guidance in EITF 04-5 is effective no later than the beginning of the first reporting period in fiscal years beginning after December 15, 2005. The January 1, 2006 adoption of EITF 04-5 did not have a material effect on the Company’s financial position, results of operations or cash flows for the period, however, the accounting related to future acquisition activity could be affected by the provisions of this consensus.

On October 6, 2005, the Financial Accounting Standards Board (‘‘FASB’’) released FASB Staff Position (‘‘FSP’’) FAS 13-1, Accounting for Rental Costs Incurred during a Construction Period. This FSP affects companies that are engaged in construction activities on buildings or grounds, which are accounted for as operating leases. The FSP requires companies to expense rental costs associated with these leases starting on the date that the tenant is given control of the premises. As a result, companies must cease capitalizing rental costs during construction periods. The FSP is effective for the first reporting period beginning after December 15, 2005. Retrospective application is permitted but not required. The January 1, 2006 adoption of this FSP did not have a material effect on the Company’s financial position, results of operations or cash flows for the period, however, the accounting related to future acquisition activity could be affected by the provisions of this statement.

In May 2005, the FASB issued SFAS No. 154, ‘‘Accounting Changes and Error Corrections’’, a replacement to APB Opinion No. 20, ‘‘Accounting Changes’’ and SFAS No. 3, ‘‘Reporting Accounting Changes in Interim Financial Statements.’’ SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS No. 154 requires retrospective application to prior periods financial statements for changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. This statement also requires that a change in depreciation, amortization, or depletion method for long-lived, nonfinancial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. Additionally, SFAS No. 154 carries forward the guidance in APB Opinion No. 20 for reporting the correction of an error, a change in accounting estimate and requires justification of a change in accounting principle. This pronouncement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of SFAS No. 154 did not have a material effect on the Company’s financial position, results of operations or cash flows.

In February 2006, the FASB issued Staff Position (‘‘FSP’’) FAS No. 123(R)-4, ‘‘Classification of Options and Similar Instruments Issued as Employee Compensation that Allow for Cash Settlement upon the Occurrence of a Contingent Event.’’ FSP FAS No. 123(R)-4 addresses the classification of options and similar instruments issued as employee compensation that allow for cash settlement upon the occurrence of a contingent event. FSP FAS No. 123(R)-4 provides that cash settlement features that can be exercised only upon the occurrence of a contingent event that is outside the employee’s control does not require classifying the option or similar instrument as a liability until it becomes probable that the event will occur. In the event the probability standard is met, the cost of shares underlying unsettled awards are required to be remeasured and accounted for as a modification to the original award. The Company adopted the provisions of FSP FAS No. 123(R)-4 during the first quarter of 2006, which will have a future material effect on our financial position and results of operations. See Note 13.

13.	Subsequent Events

On July 19, 2006, the Company’s shareholders approved the Company's acquisition by Brookdale Senior Living Inc. at a special meeting of shareholders for $33.00 cash per outstanding share. The Company closed the transaction on July 25, 2006 and concurrently filed Form 15 with the Securities and Exchange Commission terminating its registration under the Securities Exchange Act of 1934. For the six months ended June 30, 2006, the Company incurred approximately $2.3 million of costs related to the transaction which are included in general and administrative expenses in the Consolidated Statements of Operations.

As a result of certain corporate reorganization acceleration provisions governing the Company’s 1997 Stock Incentive Plan and shareholder approval of the merger with Brookdale Senior Living Inc., the Company reclassified its outstanding and unsettled share-based payments to comply with the liability accounting model required by FAS No. 123(R) and FSP FAS 123(R)-4 on July 19, 2006. The resulting fair value remeasurement resulted in an aggregate pre-tax charge of $60.2 million for the period ended July 25, 2006.